EXHIBIT 10.35

CONFIDENTIAL INFORMATION (IDENTIFIED BY ***) HAS BEEN OMITTED BASED
UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF
THE SECURITIES EXCHANGE ACT OF 1934 AND HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT
TO
DISTRIBUTION AGREEMENT

This FIRST AMENDMENT TO DISTRIBUTION AGREEMENT (“Amendment”) is made and entered into as of August 3, 2006 by and between Meadowbrook Meat Company, Inc., a North Carolina corporation d/b/a MBM Corporation (hereinafter referred to as “MBM”) and El Pollo Loco, Inc., a Delaware corporation (hereinafter referred to as “EPL”), with regard to the following facts:

A.	On or about August 15, 2005, the parties entered into that certain Distribution Agreement (the “Agreement”) for the distribution by MBM of various goods throughout the EPL restaurant system.

B.	All capitalized terms not otherwise defined herein shall have the same meaning as that ascribed to such terms in the Agreement.

The parties agree that the Agreement shall be amended as follows:

1.
All “per-pound” distribution fees for fresh chicken in Schedule C to the Agreement shall be increased by ***. This increase shall become effective for goods delivered on or after August 3, 2006. All deliveries of goods prior to that date shall be charged at the original fee reflected in the Agreement.

2.
The distribution fee for Macaroni & Cheese shall be as originally charged. The recent unilateral increase in this fee that was implemented by MBM shall be reversed and EPL shall receive a credit for any fees charged at the increased rate.

3.	MBM acknowledges and agrees that it has not undercharged for any of its services under the Agreement and that EPL does not owe MBM any money for any such previously-alleged undercharges.

4.
MBM will distribute to EPL restaurants in the Easter half of the United States from MBM’s Rocky Mount distribution facility, unless and until MBM opens or acquires another distribution facility which the parties agree will be better suited and located for purposes of distributing to EPL restaurants in the Easter. U.S.

5.
All other provisions of the Agreement not specifically superseded by the terms and conditions of this Amendment are hereby ratified and affirmed and remain a part of the agreement between the parties with respect to the subject matter hereof. Notwithstanding, both parties reserve the right to assert any and all legal arguments in connection with the interpretation and enforcement of the Agreement, and this document shall not act as an estoppel nor be used as evidence of either parties’ accession to any terms or conditions not specifically addressed herein.

Executed as of the day and year first set forth above.

EPL:	El Pollo Loco, Inc.

	By:	/s/ Joseph Stein
	Its:	Chief Financial Officer

MBM:	MBM Corporation

	By:	/s/ Andy Blanton
Andy Blanton
Vice President

2

EXHIBIT 10.35

CONFIDENTIAL INFORMATION (IDENTIFIED BY ***) HAS BEEN OMITTED BASED
UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF
THE SECURITIES EXCHANGE ACT OF 1934 AND HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION

DISTRIBUTION AGREEMENT

This Agreement is made and entered into as of August 15, 2005, by and between Meadowbrook Meat Company, Inc., a North Carolina corporation d/b/a MBM Corporation (hereinafter referred to as “MBM”) and El Pollo Loco, Inc., a Delaware corporation (hereinafter referred to as “EPL”)

WITNESSETH:
WHEREAS, EPL is in the business of operating and franchising El Pollo Loco restaurants (the “Restaurants”) and as such requires various food products to be delivered to such Restaurants for sale to its customers; and

WHEREAS, MBM is in the business of food and beverage distribution and related services and has the capability and facilities to supply EPL and the authorized owner/operators of the franchised Restaurants (“EPL Franchisees”) with certain products EPL and/or the EPL Franchisees require in the Restaurants currently or hereafter operated by EPL and the EPL Franchisees, as the case may be; and

WHEREAS, EPL and MBM desire to enter into an agreement whereby MBM will distribute and supply Approved Products (as hereinafter defined)  to the Restaurants currently or hereafter operated by EPL and the EPL Franchisees as ordered by EPL or the EPL Franchisees, as the case may be, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises; of the mutual covenants set forth in this Agreement; and of other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges the parties to this Agreement hereby agree as follows:

1.
Approval of MBM.  EPL hereby approves MBM as the sole and exclusive approved distributor of the goods specified on Exhibit A to this Agreement (the “Approved Products”) to the EPL Restaurants within the territories served by and solely from the distribution facilities listed on Exhibit B to this Agreement, during the term of this Agreement. In the event that EPL or the EPL Franchisees, as the case may be, opens a new Restaurant in an area or territory not currently served by MBM from one of the distribution facilities listed on Exhibit B, MBM shall have the ability to propose distribution to the new Restaurant from another MBM facility.  It is agreed that should MBM offer the same terms as specified in this Agreement, to the new Restaurant the additional MBM facility will be added to those currently listed on Exhibit B, provided that the new MBM facility meets the same EPL distribution quality standards that are in effect at that time for the other EPL-approved distribution facilities. Should MBM not offer the same terms as specified in this agreement, it is agreed that EPL may approve other distributors within any area or territory not served by MBM from one of the distribution facilities listed on Exhibit B.  EPL and MBM may supplement and amend the list of Approved Products and/or distribution facilities specified on Exhibits A & B to this Agreement from time to time by preparing and signing a substitute Exhibit A or B to this Agreement.

2.
Distribution Services to EPL and EPL Franchise Restaurants.  MBM shall serve as a full-line distributor of all of the Approved Products and shall fill orders of Approved Products only from all of the Restaurants operated by EPL and/or the EPL Franchisees served by the distribution facilities listed on Exhibit B.  EPL shall use its best efforts to place grocery orders to be received by MBM on or before 10:00 AM two days prior to scheduled dispatch, via a mutually agreed upon electronic order method.  EPL shall encourage EPL Franchisees to order on the same basis, but EPL shall have no control over, nor responsibility for, the timing or method of orders placed by EPL Franchisees.  In the event that an EPL Franchisee is not able to order on the same basis, MBM will not be required to offer the same Distribution Fee Structure as outlined in Exhibit C.

3.
Delivery of Approved Products.  MBM will use its best efforts to cause to be delivered to the Restaurants currently or hereafter operated by EPL or the EPL Franchisees, Approved Products, within the delivery windows described in Exhibit C.  MBM will use its best efforts to ensure that the delivery days and times will be scheduled so as to cause as little interruption to the operation of the Restaurants as is practical under the circumstances.  For deliveries made to Restaurants owned and operated by EPL during EPL business hours, EPL will make available an employee to be in charge of accepting delivery of Approved Products from MBM and such employee shall have the authority to accept delivery and sign the invoice for Approved Products delivered.  EPL shall encourage EPL Franchisees to accept deliveries on the same basis, but EPL shall have no control over, nor responsibility for, the manner in which EPL Franchisees accept orders.  In the event that an EPL Franchisee is not able to accept deliveries on the same basis, MBM will not be required to offer the same Distribution Fee Structure as outlined in Exhibit C.

Delivery Storage Requirements:
-	Fresh Chicken - place on trough (if cleared off in advance by EPL Restaurant) up to four cases high
-	Frozen – place full case quantities into freezer and any over stock quantities unable to fit into the Cooler
-	Cooler – neatly stack all cooler products inside Cooler onto the floor
-	Dry - Place all dry products in area outlined by established restaurant requirements

4.
Invoicing Upon Delivery.  For deliveries during normal business hours, MBM shall furnish to the EPL employee, or EPL Franchisee employee, as the case may be, who is in charge of accepting the delivery two copies of an invoice (or other forms of the electronic media equivalent, if agreed to by both parties) which shall specify the Approved Products delivered and the price therefore.  Any adjustments due EPL or the EPL Franchisee, as the case may be, for any reason shall be appropriately noted on the invoice or other credit document at the time of delivery.  Credits will be issued to EPL or the EPL Franchisee, as the case may be, within four (4) days after return of the MBM delivery vehicle from the route on which the discrepancy occurred.

5.
Approved Suppliers.  EPL shall provide to MBM a list of suppliers with whom EPL has contracted to supply Approved Products to the Restaurants (“Approved Suppliers”) and from time to time any changes to that list.   EPL shall inform MBM of the terms of sale, if any, that EPL has negotiated with each Approved Supplier.  MBM shall have the right to purchase under those payment terms or MBM may negotiate better terms from the Approved Supplier; but shall inform EPL of those terms. MBM shall use only Approved Suppliers in supplying the Approved Products to the Restaurants, and shall purchase Approved Products from the Approved Suppliers only pursuant to order quantities and pricing agreements negotiated by EPL or agreements negotiated with the Approved Supplier directly by MBM

It is understood that MBM may choose to manage inbound freight based upon actual cost of vendor  freight rates and/or upon published tariffs.

6.	Inventory, Sales Price and Delivery Terms.

A.           Approved Products.  MBM will purchase and stock Approved Products which shall have been designated by EPL (pursuant at EPL’s option, to arrangements, prices and terms negotiated by EPL with its selected manufacturers; provided, however, that EPL shall use its best efforts to assure that such arrangements shall not prohibit nor reduce MBM’s revenue stream derived from supplier cash discounts, or MBM enjoying other favorable trade terms which are otherwise made available to distributors.  Any reduction in revenues streams derived by cash discounts shall entitle MBM to an equal offsetting increase in the Distribution Fee structure outlined in Exhibit C herein, provided that, and only to the degree that, such reduction did not result from a change in policy by the Approved Supplier and EPL did not use its best efforts to attempt to negotiate for the best available cash discounts within the context of the other contract terms.) and which shall appear on an approved list to be supplied to MBM, as set forth in Exhibit A and as amended by EPL from time to time.  MBM shall order in quantities sufficient to meet its contractual obligations to EPL and the EPL Franchisees.

MBM shall purchase Approved Products from Approved Suppliers based upon a two-week average sales by Distribution Center provided this two-week average movement quantity will not create shelf-life issues.

B.           Delivery Terms. Regardless of the method of shipment, title and risk of loss shall not transfer until the delivery and acceptance of goods by an EPL or EPL Franchisee Restaurant purchasing the goods.

C.           Inventory.  EPL shall make MBM whole for any inventory related losses which by reason of discontinuance or material fluctuations in usage show no movement or insufficient movement for thirty (30) days after stocking by MBM.  Insufficient movement is defined as an inventory level greater than eight (8) weeks on hand based upon current product usage provided such excessive inventory was not due to ordering patterns by MBM in excess of those contemplated based upon EPL projected usages.  However, EPL will not be held responsible for inventory ordered by MBM, which is excess of a thirty (30) day supply unless EPL had specifically directed MBM to order such excess amounts.

In order to make MBM financially whole, as contemplated in the previous paragraph, EPL shall have the option to either (i) promptly purchase the Approved Product and remove it from MBM’s inventory, (ii) promptly purchase the Approved Product, leave it in MBM’s facility, subject to MBM having adequate space to accommodate the Approved Product, and pay MBM reasonable storage and handling costs until disposal by MBM in a manner and upon terms approved by EPL, or (iii) arrange for return of the Approved Products to the original supplier and pay for the Approved Products’ shipping and handling, if agreed to by MBM and original supplier.  MBM shall provide EPL reports on a monthly basis on inventory movement to allow notice of material fluctuations in usage which reports will highlight any inventory showing no movement for thirty (30) days or insufficient movement to maintain quality.

D. Credit Terms.  Payment from EPL and all EPL Franchisees is required via ACH twenty-one (21) days from invoice date.  MBM has the right to continuously to evaluate the creditworthiness of EPL and the participating EPL Franchisees and to implement and enforce, in its sole and absolute discretion, its credit policies with respect to the distribution activities affecting such restaurants which include, but are not limited to, the right of MBM to (i) hold EPL or an EPL Franchisee to stricter credit standards, (ii) require immediate payment by EPL or an EPL Franchisee of all past due balances, and (iii) immediately cease shipping Approved Products to EPL Restaurants or an EPL Franchisee.  At a minimum, a purchase money security interest agreement, a personal guarantee, and an executed MBM credit agreement will be required for 21-day terms.

E.           Sales Price.  The sales price of the Approved Products is set forth in Exhibit C to this Agreement.  EPL shall be eligible to receive the prompt payment discounts set forth in Exhibit C.

7.
Term of Agreement.  The term of this Agreement and EPL approval of MBM as an exclusive approved distributor of the Approved Products shall begin on the date of this Agreement and shall continue until August 31, 2010, unless sooner terminated in accordance with the other provisions hereof.

8.           Termination of Agreement.

A.  General. Notwithstanding any other provisions hereof, with or without cause either party may terminate this Agreement by and effective upon not less than twelve (12) months’ prior notice to the other party hereto; provided that no such notice of termination without cause pursuant to this paragraph A may be delivered by either party prior to the fourth, (4th) anniversary of the date hereof.

B.  Breach. If either party fails to perform any material obligation hereunder, including the failure of MBM to supply Approved Products in accordance with the terms and conditions hereof, but excluding a breach of MBM’s credit policy, the other party may, in addition to any other remedy it may have at law or in equity, give notice of its intent to terminate this Agreement for material breach, specifying the act or omission upon which such notice is based.  If the specified default is not cured within sixty (60) days following the date of such notice, the complaining party shall be entitled to terminate this Agreement immediately upon written notice to the breaching party effective on the date of such notice, provided the default is not cured prior to the date of such notice.

In the event of a breach of MBM’s credit policy, MBM has the right to take any of the actions it determines, in MBM’s sole discretion, necessary and reasonable in the circumstances including but not limited to those  actions outlined in paragraph 6.D. herein.

C.           Insolvency, Bankruptcy or Receivership.  In the event that either party: (i) makes an assignment for the benefit of creditors; or (ii) has a petition initiating a proceeding under the Bankruptcy Code or its amendments filed by or against it, and such petition is not set aside or dismissed within one hundred twenty (120) days after such filing; or (iii) files any proceedings for liquidation or dissolution or has a receiver, trustee or custodian appointed for all or part of its assets, the other party may terminate this Agreement immediately upon written notice to the financially troubled party effective on the date of such notice.  The parties acknowledge and agree that, in the event of a bankruptcy by either party, cause exists under the terms and circumstances of this Agreement for the court to require debtor under Section 365(d) of the Bankruptcy Code to make a decision to assume or reject this Agreement within one hundred twenty (120) days of the petition date.  The parties also agree that the intent of the parties pursuant to this agreement is that any debts owed by any debtor in a Chapter 11 reorganization cannot be bifurcated and assigned to certain assets or stores.  The entire estate in any reorganization pursuant to the bankruptcy code or any assets placed into receivership shall be indivisibly bound by MBM’s credit terms and the terms of this agreement.

9.
Sale of Certain Approved Goods.  MBM shall not sell or otherwise distribute any goods bearing any trademark of EPL (“EPL Label Goods”) except to EPL, EPL Franchisees, or to other persons designated from time to time in writing by EPL as approved to receive EPL Label Goods.  MBM shall not sell or otherwise distribute any Approved Products, which EPL designates in writing as purchased on special terms negotiated with Approved Suppliers, except to restaurants operated by EPL, EPL Franchisees, or to other persons designated from time to time in writing by EPL as approved to receive Approved Products.  The approval rights set forth in this Section 9 shall include the right to approve specific goods for distribution to specific restaurants or franchisees.  MBM shall only sell “limited time only” products during the promotional period outlined by EPL unless EPL has provided written permission to do otherwise.

10.
Limited License to Use Trademarks, Service Marks, and Logotypes.  In accordance with the terms of this Agreement, EPL hereby grants to MBM during the term of this Agreement, a limited license to use the EPL trademarks, service marks, and logotypes in connection with the sale of the EPL Label Goods only to EPL, EPL Franchisees and other persons specified in writing by EPL.

11.	Reports. MBM will furnish to EPL reports in a manner consistent with past practice.

12.
Inspection of Facilities, Product Testing, and Recalls.  EPL or its representatives shall have the right to inspect MBM’s facilities, products, and handling and storage and delivery procedures and services at any time during regular business hours at EPL’s expense.  In addition, on at least an annual basis, MBM shall arrange to have an independent plant inspection company inspect the distribution facilities listed on Exhibit B for food safety, security and sanitation at MBM’s cost.  MBM shall authorize and hereby authorizes that inspection company to release one copy of its inspection report directly to EPL.  MBM agrees to maintain the minimum acceptable score for food safety, security and sanitation audits as outlined in EPL Guidelines and Procedures for Independent Plant Inspections.  Upon EPL written request, MBM shall send to EPL reasonable quantities of any Approved Good for testing, so long as MBM is reimbursed for its reasonable out-of-pocket costs.  MBM shall comply with any product recalls deemed necessary by EPL or its approved suppliers, so long as MBM is reimbursed for its reasonable out-of-pocket  costs.  Product recalls will be handled by MBM and EPL as set forth in Exhibit D.

13.
Effect of Termination of Agreement.  Upon the termination of this Agreement pursuant to Paragraph 8 above, MBM shall immediately cease the sale of any EPL Label Goods, except as set forth in this Section.  In the event of such termination of this agreement, EPL shall purchase or shall cause a third party (who is authorized by EPL to distribute or sell EPL Label Goods) to purchase MBM’s inventory of products stocked for the EPL restaurants and franchisees of EPL at MBM’s Landed Cost plus out of pocket costs, if any, incurred in storage and transfer of products.   For purposes of this Agreement, “Landed Cost” shall mean the actual amount paid by MBM for the Approved Product in question, including all discounts taken in connection therewith, plus the actual cost of in-bound freight paid by MBM to third party carriers in connection with the delivery of such Approved Product to MBM’s facility.  EPL shall purchase or cause to be purchased all perishable Approved Products within seven (7) days following the termination of this Agreement and all frozen and dry Approved Products within twenty-one (21) days following the termination of this Agreement.  After the termination of this Agreement, MBM shall not identify itself as an approved distributor of EPL goods or products.

14.
Effect of Expiration of Agreement.  In the event of the expiration of this Agreement pursuant to Paragraph 7 above, EPL shall purchase or shall cause a third party (who is authorized by EPL to distribute or sell EPL Label Goods) to purchase MBM’s inventory of Approved Products stocked for EPL restaurants and franchisees of EPL (in quantities that do not exceed those contemplated in Exhibit C, provided that quantities exceeding those contemplated in Exhibit C are not the result of EPL or its franchisees reducing its purchases of Approved Products from MBM), at MBM’s Landed Cost plus a reasonable inventory and warehouse handling charge not to exceed fifty percent (50%) of the Fee Per Case in effect as of the date of the expiration.  EPL shall purchase or cause to be purchased all perishable Approved Products within seven (7) days following the expiration of this Agreement and all frozen and dry Approved Products within twenty-one (21) days following the expiration of this Agreement.  After the expiration of this Agreement, MBM shall not identify itself as an approved distributor of EPL goods or products.

15.
Worker’s Compensation / Insurance.  MBM agrees that its agents and employees are, at MBM’s expense, covered by applicable and adequate workman’s compensation coverage in all states in which such employees and agents are required to be covered.  MBM further agrees that it will maintain in full force and effect liability insurance coverage with single occurrence limits of at least $5,000,000 for injuries, damages, personal and bodily injuries and damages sustained by third persons as a result of MBM’s performance under this Agreement.  MBM agrees to furnish certificates of insurance as to such coverage upon request by EPL.  EPL shall be named as the additional insured on all such policies of insurance as EPL reasonably requests.  MBM will provide EPL annually with a certificate that such insurance is in force and that, if applicable, EPL is named as an additional insured.  MBM shall notify EPL immediately of any cancellation, termination or any other change whatsoever in insurance policies maintained under this Section 15.  EPL shall have the right to request such notice directly from the company or companies issuing such policies of insurance.

16.	Warranty of Goods. With regard to any goods sold pursuant to this Agreement, MBM makes the following warranties and none other:

(a)	MBM has good title to the goods, free from any security interest or other lien or encumbrance, and has the right to transfer the goods pursuant to the terms of this Agreement.

(b)
MBM shall have maintained the goods in the same condition as when manufactured, free of damage, contamination or adulteration and in the original packaging.  If MBM repackaged any of the goods, the repackaging shall have met the supplier’s and EPL’s specifications at no expense to EPL, its franchisees, or its licensed restaurants.

(c)	MBM shall have delivered frozen and refrigerated goods within temperature ranges as specified by EPL or the supplier of the goods, whichever standard is more stringent.

(d)
MBM shall store and transport all food and other Approved Products covered by this Agreement in compliance with all applicable regulations of the Food and Drug Administration and the United States Department of Agriculture, as well as all other applicable federal, state and local laws.  MBM shall replace and redeliver any non-complying or non-conforming goods at no additional charge.

17.
Indemnification.  MBM shall indemnify, defend, protect and hold harmless EPL and its directors, managers, officers, employees and agents and, EPL subsidiaries, and EPL Franchisees; and the directors, managers, officers, employees and agents of those entities (all of such entities and persons being referenced collectively herein as “EPL Indemnitees” and individually as an “EPL Indemnitee”) from and against any and all claims or causes of action arising out of:

(a)           any breach by MBM of this Agreement; or

(b)	any act or omission of MBM in connection with its provision of Distribution Services which results in any property damage or personal injury, including but not limited to, illness or death; or

(c)	any other act or omission of MBM in connection with the purchase, receipt, storage, shipment, delivery, handling,;

Provided, however, that MBM shall not be liable for Damages to an EPL Indemnitee only to the extent such Damages result from the negligence, recklessness or misconduct of such EPL Indemnitee.

EPL shall defend, indemnify and hold harmless MBM, its officers, directors, employees, agents, parents, subsidiaries, affiliates and members (collectively “MBM Indemnitees”) of, from and against any and all Damages, based upon or arising out of:

(a)	Any breach of any term, covenant, or representation or warranty contained in this Agreement by EPL; or

(b)
Claims asserted by any Restaurant arising from any action or failure to act that MBM undertakes with respect to any Restaurant at the express and specific direction of EPL, as contemplated by this Agreement; or

(c)
Claims asserted by any third party purporting to own a proprietary interest in any trade marks, service marks, trade dress, patents, trade secrets, and/or copyright in connection with any Approved Products that are distributed by MBM pursuant to this Agreement; provided that MBM has strictly complied with directions provided by EPL regarding limitations, conditions and other restrictions relating to the distribution of such Approved Product.

(d)
Claims asserted by consumers related to the suitability of any Approved Product for human consumption, unless such claim is caused by the negligence or intentional act of MBM in the handling of the Approved Product, in breach of this Agreement.

It is understood that EPL does not control any EPL Franchisee, no EPL Franchisee is the agent of EPL, and EPL  is not responsible for the actions of any EPL Franchisee, and that the indemnity provided by EPL hereunder does not extend to any act or omission of any EPL Franchisee, nor any of the agents of any EPL Franchisee.

With respect to claims made by any third party for which indemnity pursuant to the above is sought, the indemnified party shall give notice to the indemnifying party and shall tender the defense thereof to the indemnifying party (provided, however, that as a condition to accepting such tender, the indemnifying party must furnish to the indemnified party reasonably satisfactory evidence of its ability to pay the claimed Damages if the claimant is successful).  If the indemnifying party fails or refuses to accept such tender or fails to reasonably demonstrate the requisite ability to pay the claimed Damages as provided above, then the indemnified party or the other affected EPL Indemnitee or MBM Indemnitee, as the case may be, shall have the right to defend or settle such claim on a reasonable basis, and the indemnifying party shall be liable for Damages resulting therefrom.  If the indemnifying party accepts the tender of such defense, then the indemnified party, EPL Indemnitee or the MBM Indemnitee, as the case may be, shall have the right to participate in such defense and any related settlement discussions at its own cost and expense.

The rights of indemnity described in this section shall exist notwithstanding that joint or several liabilities may be imposed upon one or more of the EPL Indemnitees and/or MBM Indemnitees by statute, ordinance, regulation or judicial decision.

18.
Confidentiality Agreement.  MBM shall maintain all information which EPL or an EPL Franchisee provides to MBM and designates as confidential or proprietary, or which by its nature would be reasonably understood to be confidential  (the “Confidential Information”) in strict confidence and shall not disclose any of that Confidential Information to any person other than employees or agents of MBM with a need to know and who agree to the terms of this Section 18.  MBM shall not use the Confidential Information for any purpose other than in order to provide the food and other Approved Products covered by this Agreement in accordance with its terms.  After the termination or expiration of this Agreement, MBM shall destroy or return to EPL, all of the Confidential Information, including any and all copies thereof.

19.	Nature of Relationship. MBM constitutes and shall constitute an independent contractor and this Agreement shall not create any partnership or other type of business relationship between MBM and EPL.

20.
Waiver.  The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

21.
Governing Law.  Notwithstanding the place where the parties execute this Agreement, the internal laws of Delaware shall govern the construction of the terms and the application of the provisions of this Agreement.  Each party to this Agreement hereby consents to any of those court’s exercise of personal jurisdiction over the party in that type of action and expressly waives all objections the party otherwise might have to that exercise of personal jurisdiction.

22.
Resolution of Disputes.  The following provisions shall apply to any controversy between the MBM and EPL  and relating to this Agreement (including any claim that any part of this Agreement is invalid, illegal or otherwise void or voidable).

(a)       Arbitration. The parties shall resolve the controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

(1)       Applicable Law.  The Federal Arbitration Act shall apply to the arbitration.

(2)       Selection of Arbitrators.  The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules.  If the parties fail to agree on an arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance the Rules.

(3)       Location of Arbitration.  The arbitration shall take place in the county in which EPL then has its principal executive offices, and the arbitrator shall issue any award at the place of arbitration.
(4)       Discovery.  Upon a reasonable showing of need, the parties shall have the right to obtain limited discovery prior to the hearing through depositions, requests for production of documents, and the issuance of subpoenas duces tecum from the arbitrator.

(5)       Authority of Arbitrator.  The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement; (b) to grant any extension, renewal or continuance of this Agreement; or (c) to award damages or other remedies expressly waived or prohibited by this Agreement.

(6)       Scope of Proceedings.  The parties and the arbitrator may not join or consolidate any arbitration pursuant to this Agreement with any other arbitration, nor may the arbitration proceeding become a part of any class action.

(7)       Enforcement of Award.  The prevailing party shall have the right to have a judgment entered upon the award of the arbitrator in any court having jurisdiction.  The award of the arbitrators shall not have any precedential or collateral estoppel effect on any other dispute involving the parties.

(b)       Excluded Controversies.  The provisions of this Section 22 shall not apply to any disputes relating to the ownership, use or protection of EPL trademarks, service marks, trade names, logotypes, trade dress, copyrights, patent rights, trade secrets, and/or confidential information, including (without limitation) EPL right to apply to any court of competent jurisdiction for injunctive relief on the grounds that the absence of that relief may render an arbitration award ineffectual.

(c)       Arbitration Costs, Attorneys’ Fees, and Costs.  Each party shall bear their share of the costs of the arbitration proceeding.  The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand for arbitration.

23.
Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter of this Agreement and replaces and supersedes all other written and oral agreements and statements of the parties relating to the subject matter of this Agreement.

24.
Headings.  The headings used in this Agreement appear strictly for the parties’ convenience in identifying the provisions of this Agreement and shall not affect the construction or interpretation of the provisions of this Agreement.

25.	Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors, legal representatives, heirs and permitted assigns.

26.
Severability.  If a court of competent jurisdiction holds any provision of this Agreement invalid or ineffective with respect to any person or circumstance, the holding shall not affect the remainder of this Agreement or the application of this Agreement to any other person or circumstance.  If a court of competent jurisdiction holds any provision of this Agreement too broad to allow enforcement of the provision to its full extent, the court shall have the power and authority to enforce the provision to the maximum extent permitted by law and may modify the scope of the provision accordingly pursuant to an order of the court.

27.	Amendments. No amendments to this Agreement shall become effective or binding on the parties, unless agreed to in writing by all of the parties.

28.	Time. Time constitutes an essential part of each and every part of this Agreement.

29.
Notice.  Except as otherwise provided in this Agreement, when this Agreement makes provision for notice or concurrence of any kind, the sending party shall deliver or address the notice to the other party by hand delivery, certified mail, or delivery via a nationally-recognized overnight delivery service, charges prepaid and properly addressed, to the following address or by telecopy to the following telecopy number:

EPL:	Attn: Director of Supply Chain Management
El Pollo Loco, Inc.
3333 Michelson Drive, Suite 550
Irvine, California 92512
Fax: (949) 251-1703

MBM:	Attn: Andy Blanton
2641 Meadowbrook Road, PO Box 800
Rocky Mount, NC 27802
Telecopy Number: (252) 904-8943

All notices pursuant to the provisions of this Agreement shall run from the date that the other party receives or refuses delivery of the notice or three business days after the party places the notice in the United States mail.  Each party may change the party’s address by giving written notice to the other parties.

30.	Assignment.

A.
EPL reserves the right to transfer this Agreement or any of its duties, obligations, rights or interest hereunder, by operation of law or otherwise to any person or entity.  In the event of the sale or transfer to any third party of substantially all of the business of EPL relating to the  operation of the Restaurants, or assets representing more than the lesser of fifteen percent (15%) of the Restaurants or fifty (50) of them in any calendar year, to a party that will operate the Restaurants in the El Pollo Loco concept, EPL acknowledges and agrees that, except with prior written consent of MBM, which consent will not be unreasonably withheld or delayed, this Agreement and EPL’s duties, obligations, rights and interests hereunder (or , in the case of a sale of less than substantially all of such business, EPL’s duties, obligations, rights and interests co-extensive with the assets sold, the remainder of which will reside with EPL) shall be sold or transferred to such third party together with such business.  In the event of the sale or transfer to any third party or parties of all of the business of EPL relating to the  operation of the Restaurants, or assets representing more than seventy-five percent (75%) of the Restaurants in any twelve month period, to a party or parties that will operate the Restaurants in a different but substantially similar concept to the El Pollo Loco concept, EPL acknowledges and agrees that, except with prior written consent of MBM, which consent will not be unreasonably withheld or delayed, this Agreement and EPL’s duties, obligations, rights and interests hereunder (or , in the case of a sale of less than all of such business, EPL’s duties, obligations, rights and interests co-extensive with the assets sold, the remainder of which will reside with EPL) shall be sold or transferred to such third party or parties together with such business.  In the event of a sale of the outstanding capital stock of EPL, or a merger, consolidation or other transfer having like result, EPL acknowledges and agrees that it shall take no action, as a related transaction, to transfer this Agreement or any of EPL’s duties, obligations, rights or interests hereunder to any person or entity other than EPL.

B.
MBM reserves the right to transfer this Agreement or any of its duties, obligations, rights or interests hereunder, by operation of law or otherwise, to any direct or indirect subsidiary, affiliate or successor corporation of MBM; provided, however, that any such assignment permitted hereunder shall not be effective to release MBM from its obligations hereunder.  MBM shall not be entitled otherwise to transfer this Agreement, or any of its duties, obligations, rights or interests hereunder, by operation of law or otherwise, to any person or entity, except in any such case with the prior consent of EPL, such consent not o be unreasonably withheld or delayed and upon receipt of which consent such transfer shall be permitted.

31.
Injunctive Relief.  MBM acknowledges that EPL’s remedy at law for any breach of any of the MBM’s covenants under Sections 9, 10 and 18 of this Agreement would not constitute an adequate remedy at law and, therefore, EPL shall have the right to obtain temporary and permanent injunctive relief in any proceeding brought to enforce any of those provisions, without the necessity of proof of actual damages.  However, nothing in this Section 31 shall prevent EPL from pursuing separately or concurrently one or more of any other remedies available at law.

32.
Legal Fees.  The prevailing party to any legal action to enforce the provisions of this Agreement shall have the right to an award of its reasonable attorneys’ fees and costs incurred in connection with the action.

33.	Counterparts. The parties may execute this Agreement in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

Executed as of the day and year first set forth above.

EPL:	El Pollo Loco, Inc.

	By:	/s/ Joseph Stein

	Its:	Chief Financial Officer

MBM:	MBM Corporation

	By:	/s/ Andy Blanton
Andy Blanton
Vice President

EXHIBIT A

List of Approved Products

Those items in the El Pollo Loco Approved Brands and Distribution Guide, EPL Quality Assurance Bulletins and the following items:  (EPL to insert those items prior to agreement approval)

EXHIBIT B
List of Approved Distribution Facilities

MBM Rancho Cucamonga
9408 Richmond Place
Rancho Cucamonga, California 91730
.
MBM Pleasanton
5675 Sunol Boulevard
Pleasanton, California 94566

MBM Ft. Worth
7301 Trinity Boulevard
Fort Worth, Texas 76118

EXHIBIT 10.35

CONFIDENTIAL INFORMATION (IDENTIFIED BY ***) HAS BEEN OMITTED BASED
UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF
THE SECURITIES EXCHANGE ACT OF 1934 AND HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION

EXHIBIT C

AGREEMENT DETAILS

Purchase Price

MBM shall offer the Approved Products at a net delivered price equal to the sum of (1) the delivered price of the Approved Product to the MBM from the supplier of the Approved Product and (2) the specified margin or fee structure as appropriate for that Approved Product to that delivered price.

Distribution Fee Structure
(Based Upon Full-line Purchasing Compliance*)

If there is any material change in EPL’s business, MBM and EPL shall meet as necessary to review, change, and determine an appropriate resolution.

October 1, 2005 to August 31, 2006
Category	Fee/Markup			Method
Fresh Chicken	$	***		Per Pound Fee
Equipment and Small wares		***	%	Markup on Cost
All Other Products	$	***		Per Case Fee

* If during the referenced period, the daily closing price for Light Crude Oil as reported in the Wall Street Journal is $50.00 per barrel or less for a period of 3 months, the case price for distribution will be reduced from $*** to $*** per case for the succeeding 3 month period. This provision only applies during the period referenced in the above table.  The parties acknowledge that MBM is holding to its original proposal 1year after the parties started the negotiation of this agreement.  This leaves the markup in place with today’s fuel market, and MBM’s fuel expense exposure is still $*** above its original proposal.

September 1, 2006 to August 31, 2007
Category	Fee/Markup			Method
Fresh Chicken	$	***		Per Pound Fee
Equipment and Small wares		***	%	Markup on Cost
All Other Products	$	***		Per Case Fee

September 1, 2007 to August 31, 2008
Category	Fee/Markup			Method
Fresh Chicken	$	***		Per Pound Fee
Equipment and Small wares		***	%	Markup on Cost
All Other Products	$	***		Per Case Fee

September 1, 2008 to August 31, 2009
Category	Fee/Markup			Method
Fresh Chicken	$	***		Per Pound Fee
Equipment and Small wares		***	%	Markup on Cost
All Other Products	$	***		Per Case Fee

September 1, 2009 to August 31, 2010
Category	Fee/Markup			Method
Fresh Chicken	$	***		Per Pound Fee
Equipment and Small wares		***	%	Markup on Cost
All Other Products	$	***		Per Case Fee

*Full-Line Purchasing Compliance – is defined as the restaurant purchasing all Approved Products and other items brought into each of MBM’s warehouses for sale to the El Pollo Loco restaurants serviced from each of the MBM locations.  MBM shall notify EPL of any restaurant that is not purchasing in “Full-Line Compliance”.  Upon receiving notification, EPL will have thirty (30) days to get the non-complying restaurant to purchase in “Full-Line Compliance”.  If after that thirty (30) days, the restaurant has not returned to “Full-Line Compliance”, MBM shall not be bound to offer this “Full-Line Compliance” pricing to said restaurant until such time as it is once again purchasing as required.

All Coca-Cola or Other Beverage syrup products will be sold as in accordance with the Coca-Cola agency billing national contract or Other Beverage syrup pricing arrangement.

For all sales MBM shall pass through the benefit of all manufacturers’ rebates, discounts, promotions and other benefits relating to the Approved Goods, except for, (i) any cash discounts the MBM receives from its suppliers for the early payment of amounts owed by the MBM to its suppliers. (ii) new warehouse opening allowances, and (iii) allowances that are only available to a MBM and which are intended to offset costs of performing marketing, warehousing and distribution functions on behalf of a supplier. Wherever possible, the MBM shall deduct the Benefits from the delivered cost of the Approved Goods to the MBM’s distribution center before adding the agreed upon markup.  All price changes shall take effect as follows:

Weekly Items - Items that have a potential of changing each week based on a weekly commodity market
Price Roll Process – prices will be updated each week based on cost change information received each Monday, effective to MBM the following Monday and effective to EPL the following Friday.
Requirements
1)
Cost change information must be received each Monday for the following Monday.  If the information is received later than each Monday, the price change effective the following week would be at MBM’s discretion.

2)	Every vendor must base the effective date of cost changes for all items on shipment date.
3)	Item minimums can be no more than the typical average weekly usage

Monthly Items - All other items not included in Weekly Items (above)
Price Roll Process – prices will be updated each month on the calendar 1st based on the purchase order delivered cost if there is an outstanding purchase order with a delivery date into the distribution center prior to the 7th day of the month.

Requirements
1)
Cost change information must be received two weeks prior to the calendar 1st.  If the information is received later than the date prescribed above, the price change for the following month would be at MBM’s discretion.

2)	Every vendor must base the effective date of cost changes for all items on shipment date
3)	Item minimums can be no more than the typical two week average usage.

ON TIME DELIVERY AND FILL RATE

MBM shall use its reasonable efforts to make 90.0% of all deliveries on time (within one hour (+/-) of the agreed delivery time) and to achieve a case fill rate of not less than 99.5% in terms of quantity ordered, by brand and by packaging configuration.

CREDIT TERMS AND PROMPT PAYMENT DISCOUNTS

EPL payment is required via ACH twenty-one (21) days following invoice date.  MBM reserves the right to evaluate the creditworthiness of EPL and the participating EPL Franchisees and implement, in its sole and absolute discretion, its credit policies with respect to the distribution activities affecting such restaurants.  At a minimum, a purchase money security interest agreement and a personal guarantee will be required for 21 day terms.  Nothing in this paragraph is intended to supersede nor nullify those provisions of Section 6. D. and Section 8., herein.

MBM will provide the following prompt payment discounts:

Payments made within 14 days of invoice via ACH	$***/case discount
Payments made within 7 days of invoice via ACH	$***/case discount
Payments made within 0 days of invoice via ACH	$***/case discount
Pre-Payments made in -7 days via ACH	$***/case discount
Pre-Payments made in -14 days via ACH	$***/case discount

Once EPL or an EPL Franchisee has selected and qualified for a payment term methodology, the party must stay on that methodology for a calendar quarter.  Any requests for changes to the methodology must be received by MBM no later than 30 days prior to the beginning of the next calendar quarter.

Discounts do not apply to Coca-Cola or Other Beverage Syrup products, as those applicable discounts are set forth in the National Coca-Cola agreement with EPL or with the Other Beverage Syrup Provider’s agreement.

Payments made by any Restaurant by any entity beyond the terms awarded by MBM, will be subject to a surcharge of 1-1/2% per month, or the maximum allowable by law.

ADJUSTMENT FOR FUEL TAX CHANGES

MBM and EPL agree that the Fee per Case will be adjusted monthly to reflect increases or decreases in the either the Federal or California State Fuel Taxes (as of the effective date of this agreement, Federal Fuel Taxes are at $0.244/gallon of diesel fuel and California State Fuel Taxes are at $0.18/gallon of diesel fuel making the combined diesel fuel tax equal to $0.424/gallon).

The Fee per Case will be adjusted monthly if the combined Federal and California Fuel Taxes either exceed $0.524 or are less than $0.324.  This adjustment will follow the schedule outlined below:

Ongoing Upward
$0.625	$0.724	Add $***/case
$0.525	$0.624	Add $***/case
$0.324	$0.524	No Adjustment
$0.224	$0.323	Less $***/case
Ongoing Downward

INVOICE CREDIT PROCEDURE

When EPL requests a credit or returns an Approved Product, the following information shall be provided by EPL to MBM’s Customer Service Representative:

A.	Restaurant location and customer number
B.	Invoice number
C.	Invoice date
D.	Product code number
E.	Product description
F.	Price of the Product
G.	Quantity
H.	Reason for pick up (specifics needed)
I.	Production code date or use-by dates for vendor-related concerns. No credit will be issued without this information or if information is invalid.
J.	On selected items there is bar code identification. Box numbers off the Cartons will also be required.

Damaged, Shorted or Mis-shipped Products.
If Approved Products are shipped in error, damaged, or shorted, MBM’s driver representative will immediately write a request for credit to EPL or the EPL Franchisee, as the case may be. Requests for redeliveries on these issues must be called into MBM’s Customer Service Representative at the Facility.  Credit will be issued to the account within four (4) days after the return of the route from delivery.

Return Policy.
Requests for credits after a standard delivery (hidden damage or spoilage) should be called into MBM’s Customer Service Representative at the Facility within 72 hours of the delivery.  Shortages, damages, or mispick’s on a Key Stop delivery shall be called in by Noon on the day of the delivery. Pertinent information shall be included with the request as well as retention of the shipping cartons until the credit has been resolved.

STANDARD DELIVERY GUIDELINES

Delivery Frequency	Rancho Cucamonga – Near Areas (<150 Miles)
1 time per week Groceries
Every Other Day – Chicken
Rancho Cucamonga – Outlying (>150 Miles)
3 times per week Groceries/Chicken Combined or
3 times per week Chicken – 1 Time per week Grocery based upon MBM logistical delivery efficiencies

Pleasanton
Will continue to service current restaurant base with 3 times per week Chicken, Produce, Groceries.

However, should EPL elect for three time per week delivery of chicken and produce outside of current market serviced, MBM will deliver the lesser of quoted transportation cost from two national carriers furnished to EPL by MBM, plus $*** cents per case markup for MBM. As Restaurant density increases within the current market serviced of the respective distribution center, EPL and MBM will meet to negotiate in good faith, a reduction in transportation cost to the Restaurants serviced from the respective distribution center.

Ft. Worth
2 times per week, no Chicken or produce.

However, should EPL elect for three time per week delivery of chicken and produce, MBM will deliver at the respective current annual markup for those Restaurants within a 200 mile radius of the related distribution center.  For those restaurants outside of a 200 mile radius, MBM will deliver at the lesser of quoted transportation cost from two national carriers furnished to EPL by MBM, plus $*** cents per case markup for MBM. As Restaurant density increases within the 200 mile radius of the respective distribution center, EPL and MBM will meet to negotiate in good faith, a reduction in transportation cost to the Restaurants serviced from the respective distribution center.

Future Distribution Centers
2 times per week, no Chicken or produce.

However, should EPL elect for three time per week delivery of chicken and produce, MBM will deliver at the respective current annual markup for those restaurants within a 200 mile radius of the related distribution center.  For those restaurants outside of a 200 mile radius, MBM will deliver at the lesser of quoted transportation cost from two national carriers furnished to EPL by MBM, plus $*** cents per case markup for MBM. As Restaurant density increases within the 200 mile radius of the respective distribution center, EPL and MBM will meet to negotiate in good faith, a reduction in transportation cost to the Restaurants serviced from the respective distribution center.

Lockout Periods	Monday through Sunday
11:30 AM – 1:30 PM
5:30 PM – 8:00 PM
Average Delivery Size	108 cases per drop
Add-On’s (after order deadline)	Less than 11 cases - $10.00 per incident
11 cases or more - $10.00 + $1.00 per case
Pick-Up @ Warehouse	MBM will not sell products to EPL
Restaurants unless the EPL restaurant can demonstrate that it has the ability to maintain the required temperature on the product
Return Charge per Case	Equal to Fee per Case in addition to Fee per Case
Off Schedule Delivery	Greater of Actual MBM Cost or $25.00 per incident
Average Case Weight	27.48 Pounds per case
Average Case Cube	1.12 Cubic Feet

Exhibit D
Withdrawal / Recall Procedure

MBM shall, in a timely manner, assist El Pollo Loco (EPL) with the management of product that does not meet EPL specifications

Additionally, MBM will assist in the management of product at the direction of a government agency, or at the direction of the manufacturer of a product on their designated assignment.

EPL will notify MBM in writing of the need to halt distribution, initiate a product withdrawal, or product recall. EPL will notify the National Account Manager (NAM), or the most senior member of MBM Senior Management available.

IF MBM Customer Service is notified by an EPL restaurant of a problem product, MBM will immediately notify the EPL Director of Supply Chain Management, or an Officer of EPL.

INTERNAL MBM PROCEDURE:

1.	Customer Service must ascertain from EPL the nature of the problem.
2.	The MBM buyer and NAM must be notified immediately of a problem.
3.	MBM will stop further shipments of known product by notifying the Warehouse Manager to place said product on hold, then notify the manufacturer.
4.	The NAM will notify EPL Quality Assurance (QA) and Supply Chain Management (SCM) to advise of the situation.
5.
MBM NAM, Purchasing, Operations and Customer Service must determine where the product has been shipped to. MBM Customer Service will call all stores (keeping a log of these calls) to determine whether or not the product received still remains in the store and will work with the stores in determining the best method of picking up and replacing product with replacement product.

6.
Product in transit on MBM delivery trucks must be prevented from reaching the stores. MBM Delivery Representatives must be contacted to instruct him/her to short the product to EPL stores, write credits, and inform EPL GM that they will be contacted by MBM Customer Service regarding the replacement product.

If a Supplier notifies MBM of the need to halt distribution of a product, initiate a product withdrawal or product recall, MBM will follow the written directions of the Supplier and immediately notify EPL.